Exhibit 4.11

English Summary of Irrevocable Promissory Note

Company: BluePhoenix Solutions Ltd.
Lender: Bank Discount Le’Israel Ltd.
Dated: July 15, 2007, as amended August 15, 2007

As the Company received or will receive a line of credit from the Lender, the Company commits that as long as there are debts or liabilities to the Lender, the Company shall meet certain financial ratios at all times which will be examined according to the Company’s quarterly and annual financial statements as follows:

1.	Financial reports: Audited annual financial statements as of December 31st of each year will be delivered to the Lender by June 30th the following year. Quarterly financial statements will be delivered within 60 days from the end of the quarter.

2.	Total equity will not be less than $50 million and will not be less than 40% of total assets.

3.	EBITDA for each of the last four sequential quarters will not be less than $5 million.

4.	Tangible Deficit (equity less intangible assets) will not exceed $30 million.

5.	The Company will not merge with any party without the prior consent of the Lender.

6.	Total financial liabilities of the Company to banks will not exceed 60% of total cash and accounts receivables.

7.	The Company will not pledge any of its assets without the prior consent of the Lender.

8.	The Company will not sell or transfer or assign any of its assets without the prior consent of the Lender.

9.	The Company will not enter into any transaction or transfer any of its assets to an affiliate, subsidiary or related party, directly or indirectly and will not lend money or guarantee any debt of any subsidiary, affiliate or related party in an amount that exceeds $2 million without the prior consent of the Lender.

10.	The Lender has the right to demand repayment of all the outstanding debt and liabilities of the Company to the Lender, if a change in control of the Company will cause a breach of the regulations or instructions of The Bank of Israel.

11.	The Lender has the right to demand repayment of all the outstanding debt and liabilities of the Company to the Lender within 3 months, in the case of a change in control in the Company.

12.	The Company declared that the Lender’s consent to the credit line is conditioned upon the employment of Mr. Arie Kilman as CEO or chairman of the Company’s board of directors.

13.	These covenant will be measured based on the Company’s quarterly financial statements, and the Company is liable to correct any breach of any of these covenants within 60 days, otherwise this breach will constitute a default.

14.	This document is a part of all the documents that the Company executes from time to time with the Lender.

15.	These covenants are unconditional and irrevocable and the Company can not cancel or change them without the prior written consent of the Lender.

English Summary of Foreign Currency Loan Request

Borrower:		BluePhoenix Solutions Ltd.
Lender:		Bank Discount Le'Israel Ltd.
Loan amount:		$8 million
Grant date:		September 22, 2008
1.	Purpose of loan	N.A.
2.	Loan request	Standard application for requesting a loan.
3.	Conversion terms	N.A.
4.a.	Term	60 months starting September 22, 2008 through September 22, 2013
4.b.1)(a)	Loan payment terms	13 quarterly payments of interest, starting September 22, 2010
4.b.1)(b)	Interest payment terms	20 quarterly payments of interest, starting December 22, 2008
4.c.	Interest rate	Libor + 2.80%
4.d.	Arrears interest	Delayed payment will result in a charge of interest in arrears according to the applicable rate of the Lender at the time of the event
5.	Documentation fees	$1,000
6.	Effective cost	N.A.
7.	Execution of payments	Through debit of the Borrower's checking account
8.	Collateral	At the request of the Lender, the Borrower will provide
collateral.
9.	Early repayment	The Borrower may repay the loan after advance notice and
consent of the Lender and will reimburse the Lender for fees and losses with regard to early repayment.
10.	Immediate repayment	The Lender may demand immediate repayment of the loan if:
– there is a change in the legal structure of the Borrower
due to merger, a change in core business, or appointment of
a receiver for the assets of the Borrower
– the Borrower fails to meet the loan's terms
– bankruptcy of the Borrower
– insolvency of the Borrower's clients
– the Borrower fails to meet covenants set by the Lender
– breach of any liability of the Borrower to the Lender
arising from any other document or agreement with the Lender
– the Borrower fails to provide timely financial
statements
11.	Business days	If payment is due on Saturday or Sunday or on a day with no
foreign currency trade, the Lender will execute the payment at the nearest date at its sole discretion
12.	Jurisdiction	Israel
13.	Renewal	Optional renewal of the loan subject to advance notice of the
Borrower and the Lender's consent.
14.	General	The Lender can assign this agreement. The Borrower may not
assign this agreement.